EXHIBIT 5.1 OPINION RE: LEGALITY


                                 (612) 343-5627


August 14, 1998



SAC Technologies, Inc.
4444 West 76th Street
Suite 600
Edina, Minnesota 55435

RE:      REGISTRATION STATEMENT ON FORM S-3

Dear Ladies and Gentlemen:

         We have acted as legal counsel on behalf of SAC Technologies, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3, File No. 333-16451, (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to (i) 83,278 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. as partial compensation for acting as the Company's agent in the Company's 1996 Private Placement; (ii) 87,062 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. as partial compensation for serving as the Company's underwriter in the Company's initial public offering; (iii) 200,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Tuschner & Company, Inc. in exchange for Tuschner & Company, Inc.'s agreement to waive its right of first refusal to sell the securities of the Company; (iv) 18,000 shares of the Company's Common Stock issuable upon exercise of a nonqualified stock option issued to Miros, Inc. in conjunction with the Company's strategic alliance agreement with Miros, Inc.; (v) 916,668 shares of the Company's Common Stock issuable to the Shaar Fund, Ltd. ("Shaar") upon conversion of a currently outstanding 5% Convertible Debenture of the Company (the "Convertible Debenture") or in payment of any interest on the Convertible Debenture that the Company may pay in shares of its stock; (vi) 100,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Shaar in conjunction with the Convertible Debenture; (vii) 50,000 shares of the Company's Common Stock issuable upon exercise of a warrant issued to Corporate Capital Management in conjunction with the Company's transaction with Shaar, all of which are to be issued by the Company (the "Shares"). The warrants listed in
(i) and (ii) above were assigned to a number of individuals in March and July of 1998. The Convertible Debenture and accrued interest would convert into 916,668 shares of the Company's Common Stock at a conversion price of $3.00 per share.

         Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is validly existing corporation in good standing under the laws of the State of Minnesota.

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                                                          SAC Technologies, Inc.
                                                                 August 14, 1998
                                                                          Page 2


         2. The Shares when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

DOHERTY RUMBLE & BUTLER
PROFESSIONAL ASSOCIATION


/s/ Daniel R. Tenenbaum

Daniel R. Tenenbaum